EXECUTION VERSION	Exhibit 10.1

AGREEMENT AND RELEASE

IT IS HEREBY AGREED by and between Nigel Travis (“Employee”) and Papa John’s International, Inc. (“Papa John’s”), effective as of December 31, 2008, for the good and sufficient consideration set forth below as follows:

1.             (a) Employee’s employment with Papa John’s shall terminate effective December 31, 2008 (the “date of separation”).  Papa John’s will continue to pay Employee his current base salary and provide employee benefits through the date of separation, including any benefits Employee is entitled to under Papa John’s 401(k) benefit plan through the date of separation.

(b) Subject to Employee’s material compliance with this Agreement and Release, Papa John’s agrees to provide Employee with the benefits that Employee would be entitled to under the Papa John’s Long-Term Incentive Plan and Management Incentive Plan for the performance periods ending December 31, 2008 as if Employee remained eligible to be paid such benefits, payable at the same time such amounts are payable to employees generally in 2009.  The parties agree that the compensation to be paid pursuant to Paragraph 1(b) is compensation that Employee would not otherwise be entitled to because receipt of such compensation depends upon employee being employed as of the time of payment for MIP which will be paid in late February or early March 2009.

(c) Employee’s stock options that are unvested as of the date of separation shall immediately expire and be cancelled at 4:00 pm Eastern Standard Time on December 31, 2008.  Employee’s stock options that are vested as of the date of separation shall remain outstanding until the time specified on Exhibit A, in accordance with the terms of the plans under which they were issued, and shall expire and be cancelled if not exercised before such time.  Employee acknowledges and agrees that Exhibit A contains a complete listing of all equity awards granted to him by Papa John’s.

(d) Subject to this Paragraph 1, Employee’s benefits will be governed by applicable plan terms.  For the avoidance of doubt, Employee may elect “COBRA” health continuation coverage, effective as of January 1, 2009, pursuant to the requirements of Papa John’s group health plan.

(e) Papa John’s shall pay Employee an amount equal to $20,000 for legal and accounting fees incurred by Employee in connection with the negotiation of this Agreement and Release, which amount shall be paid promptly following the date of separation.

(f) Employee acknowledges and agrees that Employee shall no longer have any right to any other amount, including pursuant to his Employment Agreement dated as of January 31, 2005, as amended from time-to-time (the “Employment Agreement”).

EXECUTION VERSION	Exhibit 10.1

2.           Employee acknowledges receipt of any salary, wages, incentives, bonuses, commissions and any other type of compensation due to Employee, and Employee acknowledges that Employee has been paid in full and is owed no additional compensation of any kind, for work performed through and including the date hereof.  Employee further acknowledges that, as of the date of Employee’s signing of this Agreement and Release, Employee has sustained no injury or illness related in any way to Employee’s employment with Papa John’s for which a workers compensation claim has not already been filed.

3.           Employee acknowledges that he has resigned as Papa John’s President & CEO, and a member of Papa John’s board of directors, effective as of December 4, 2008.

4.           In return for Papa John’s agreement to provide Employee with the consideration referred to in Paragraph 1, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their assigns, successors and predecessors, hereby releases and forever discharges Papa John’s and its parent, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Papa John’s Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, that Employee ever had, now has, or may have against the Papa John’s Released Parties as of the date of Employee’s signing of this Agreement and Release.  This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or cessation of Employee’s employment with and by Papa John’s.  This release does not include claims that may not be released under applicable law or any claims resulting from Papa John’s fraud or willful misconduct or that Papa John’s actively concealed from Employee, and also does not include:  any claims or rights to any vested pension or retirement (401(k) and deferred compensation) benefits, any claims that arise from the enforcement of this Agreement, and any rights or claims that Employee has or may have to indemnification and or coverage under any Directors/Officers insurance or benefits programs.

EXECUTION VERSION	Exhibit 10.1

In return for Employee’s agreement set forth above, Papa John’s and its parent, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives and the predecessors, successors and assigns of each of the foregoing, hereby releases and forever discharges Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their respective assigns, successors and predecessors (collectively “Employee Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorney fees, judgments and demands whatsoever, in law or equity, known or unknown, that Papa John’s ever had, now has, or may have against the Employee Released Parties as of the date of Papa John’s signing of this Agreement and Release.  This release includes, but is not limited to, any claims alleging breach of express or implied contract, breach of an implied covenant of good faith and fair dealing, the Sarbanes-Oxley Act of 2002, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of Employee’s employment with and by Papa John’s; provided that this paragraph shall not apply to any claims resulting from Employee’s fraud or willful misconduct or that Employee actively concealed from Papa John’s (and neither Papa John’s nor any of its officers or directors is currently aware of such a claim).  This release does not include claims that may not be released under applicable law and also does not include any claims that arise from the enforcement of this Agreement or Sections 3 through 6 of the Employment Agreement, which arise subsequent to the execution of this Agreement by both parties.  For the avoidance of doubt, Papa John’s hereby acknowledges that based on its knowledge of the facts and circumstances, it does not intend to assert any claims it may have, including under Section 6.2.1 of the Employment Agreement, as of the date hereof against Dunkin’ Brands Inc., Bain Capital or any of their affiliates arising solely from Employee having accepted employment at Dunkin’ Brands, Inc.

5.           Employee agrees not only to release and discharge the Papa John’s Released Parties from any and all claims against the Papa John’s Released Parties that Employee could make on Employee’s own behalf, but also those which may have been or may yet be made by any other person or organization on Employee’s behalf.  Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Papa John’s Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release.  If Employee is asserted to be a member of a class in a case against any of the Papa John’s Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so.  Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Papa John’s Released Parties, except as required by law.

EXECUTION VERSION	Exhibit 10.1

6.           This Agreement and Release is not intended to interfere with the Employee’s exercise of any protected, nonwaivable right, including Employee’s right to file a charge with Equal Employment Opportunity Commission or other government agency.  By entering into this Agreement and Release, however, Employee acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which Employee might be entitled and, except as otherwise provided herein, Employee is forever discharging the Papa John’s Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release.

7.           Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Papa John’s Released Parties or the Employee Released Parties of any liability or unlawful conduct whatsoever.  The parties hereto agree and understand that the consideration set forth in Paragraph 1 including without limitation the consideration set forth in Paragraph 1(b) is in excess of that which Papa John’s is obligated to provide to Employee, and that it is provided solely in consideration of Employee’s execution of this Agreement and Release.  Papa John’s and Employee agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Employee in Paragraphs 4, 5 and 6, and for Employee’s other promises herein.  Papa John’s and Employee agree that the consideration set forth in Paragraphs 1, 3, 4, 5 and 9 and Papa John’s other promises herein are sufficient consideration for the release being given herein by Papa John’s to Employee and the Employee Released Parties.

8.           Employee will direct all requests for references to Papa John’s human resources department, which will confirm Employee’s job title, dates of employment and, with written authorization from Employee, Employee’s salary.

9.           Employee agrees not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage any Papa John’s Released Party.  Papa John’s agrees to instruct its senior executive officers and directors not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage Employee.  This Paragraph 9 shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.

10.           (a)  Employee agrees not to use, disclose to others, or permit anyone access to any of Papa John’s trade secrets or confidential or proprietary information without Papa John’s express consent, and to return immediately to Papa John’s all Papa John’s property upon termination of Employee’s employment except for Employee’s blackberry and laptop computer which he may retain as his sole property (the computer has been presented to Papa John’s IT personnel, who replaced the computer in order to delete all Papa John’s-specific information therefrom and Employee personally deleted all Papa John’s specific information from the blackberry).  Employee shall not retain any copy or other reproduction whatsoever of any Papa John’s property or information after the termination of Employee’s employment.

EXECUTION VERSION	Exhibit 10.1

(b)  Employee shall comply with the covenants in Sections 3 through 6 of the Employment Agreement, including Section 6.2 thereof, it being agreed and understood that, notwithstanding anything in this Agreement or the Employment Agreement to the contrary or otherwise, in and of itself Employee’s decision to accept employment with Dunkin’ Brands, Inc. shall not be deemed a violation of Section 6.2.1 of the Employment Agreement or of Section 10(b) or any other provision of this Agreement and Release.

(i)             For the avoidance of doubt, Employee shall not disclose any “Confidential Information” (as defined in Section 3.2 of the Employment Agreement) to Dunkin’ Brands, Inc, Bain Capital, Domino’s Pizza, Inc. (“Domino’s”), or any of their affiliates or their respective officers, directors, employees, members, agents, attorneys and representatives (collectively, the Dunkin’, Bain and Domino’s Affiliated Persons”).

(ii)             For the avoidance of doubt, during the three-year period following the date of separation, Employee will not on behalf of himself or any other person (including, without limitation, Dunkin’, Bain and Domino’s Affiliated Persons), engage or invest in, solicit investment in, own, manage, operate, finance, control, be employed by or associated with, provide services or advice to, be a director of, or participate in the ownership, management, operation, or development of, or otherwise be associated or connected with, (a) any business which operates pizza restaurants, any food service manufacturing and distribution business which services any pizza restaurant chain with 400 or more restaurants at any time during his tenure with Papa John’s (including, without limitation, Domino’s), (b) any other food or restaurant business which Papa John’s developed or acquired during Employee’s tenure with Papa John’s, or (c) any business that is competitive with Papa John’s or its affiliates; provided, however, that nothing herein will preclude Employee from owning and holding not more than one percent (1%) of any mutual funds or class of securities of any enterprise if such funds or securities are listed on any national or regional exchange or have been registered under Section 12(g) of the Securities Act of 1934.

(c)  In furtherance of this Paragraph 10, Employee agrees that (i) after he is in receipt of a written request from Papa John’s he will certify to Papa John’s in writing on each January 31st, commencing January 31, 2009 and continuing through January 31, 2012, his continued compliance with the provisions of Sections 3 and 6 of the Employment Agreement and this Paragraph 10; and (ii) he shall be available for telephonic interviews at reasonable and mutually convenient times to discuss such compliance.

EXECUTION VERSION	Exhibit 10.1

11.           This Agreement and Release contains the full agreement of the parties and may not be modified, altered, changed, waived or terminated except upon the express prior written consent of Papa John’s and Employee or their authorized agents.

12.           Employee acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Employee without reliance upon any statement or representation by Papa John’s except as set forth herein; (c) Employee is legally competent to execute this Agreement and Release and to accept full responsibility therefor; (d) Employee has been given twenty-one (21) days within which to consider this Agreement and Release; (e) Employee has used all or as much of that twenty-one (21) day period as Employee deemed necessary to consider fully this Agreement and Release and, if Employee has not used the entire twenty-one (21) day period, Employee waives that period not used; (f) Employee has read and fully understands the meaning of each provision of this Agreement and Release; (g) Papa John’s has advised Employee to consult with an attorney concerning this Agreement and Release; (h) Employee freely and voluntarily enters into this Agreement and Release; and (i) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

13.           This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Employee unless Employee revokes it by so advising Papa John’s in writing received by Papa John’s International, Inc., 2002 Papa John’s Boulevard, Louisville, Kentucky 40299, Attn:  J. David Flanery, Chief Financial Officer, with a copy to Christopher Sternberg, General Counsel, before the end of the seventh (7th) day after its execution by Employee.

14.           Papa John’s and Employee agree that any dispute arising under or relating in any way to this Agreement and Release will be submitted to arbitration in Louisville, Kentucky, in front of a single arbitrator, in accordance with the then-current employment dispute resolution rules of the American Arbitration Association, as the exclusive remedy for such dispute, except that Papa John’s reserves the right to seek preliminary or injunctive relief and/or appropriate equitable relief in a court of competent jurisdiction for violations by Employee of Paragraphs 8, 9 or 10 of this Agreement and Release, and Employee reserves the right to seek preliminary or injunctive relief and/or appropriate equitable relief in a court of competent jurisdiction for violations by Papa John’s of Paragraphs 8 and 9 of this Agreement and Release.  Papa John’s and Employee agree that such arbitration will be confidential except that the parties may discuss the arbitration if required by law and as reasonably necessary to prosecute or defend the arbitration or to enforce any decision in such arbitration.  Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.  Each party shall be responsible for its own attorneys’ fees and costs associated with such arbitration, except that, to the extent permitted by law, the cost of the arbitration (such as the arbitrator’s fee) shall be shared equally between Papa John’s and Employee.

EXECUTION VERSION	Exhibit 10.1

15.           The Agreement and Release shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to principles of conflicts of law.

16.           The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

17.           The provisions of this Agreement and Release are severable.  Should any provision herein be declared invalid by a court or arbitrator of competent jurisdiction, the remainder of the Agreement and Release will continue in force, and the parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

18.           This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

EXECUTION VERSION	Exhibit 10.1

IN WITNESS WHEREOF, effective as of the date set forth above, the parties have hereunto set their hands.

/s/ Nigel Travis	/s/ J. David Flanery
Nigel Travis	J. David Flanery

For Papa John's International, Inc.

Title: Senior Vice President, Chief Financial Officer

EXECUTION VERSION	Exhibit 10.1

EXHIBIT A
Outstanding Stock Options

Grant Date	Number of Shares	Exercise Price	Expiration Date
	Subject to Options		for Vested Portion

January 31, 2005	100,000	$16.085	4:00 p.m. EST on
			February 27, 2009

March 15, 2005	230,658	$17.975	4:00 p.m. EST on
			February 27, 2009

April 19, 2006	170,000	$32.65	4:00 p.m. EST on
			February 27, 2009

May 9, 2007	170,000	$33.92	4:00 p.m. EST on
			February 27, 2009

May 8, 2008	170,000	$26.31	No portion vested; all
			expire on date of separation